Exhibit 10.4

BOWLERO CORP.

2021 Omnibus Incentive Plan

Notice of RSU Grant

(NON-Employee DIRECTORs)

Participant:	[__]

# of Shares Underlying RSUs:	[__] shares of Class A Common Stock of the Company, par value $0.00001 per share (the “Shares”)

Date of Grant:	[__]

Vesting:	The RSUs will vest in accordance with terms of the Award Agreement attached hereto as Annex I. On vesting, the RSUs will no longer be subject to cancellation pursuant to Section 3 of the Award Agreement.

By signing your name below, you accept the RSUs and acknowledge and agree that the RSUs are granted under and governed by the terms and conditions of the Bowlero Corp. 2021 Omnibus Incentive Plan and the Award Agreement set forth on Annex I, each of which is hereby made a part of this document.

Participant	Bowlero Corp.

By:
Title:

BOWLERO CORP.

2021 Omnibus Incentive Plan

RESTRICTED STOCK UNIT AWARD AGREEMENT

(NON-Employee DIRECTORs)

Pursuant to the Notice of RSU Grant (“Grant Notice”) and this Award Agreement, Bowlero Corp. (together with its Subsidiaries, whether existing or thereafter acquired or formed, and any and all successor entities, the “Company”) has granted the Participant Restricted Stock Units (the “RSUs”) under the Bowlero Corp. 2021 Omnibus Incentive Plan (the “Plan”) with respect to the number of Shares indicated in the Grant Notice (the “Award”). Each RSU represents the right to receive one Share. The RSUs are granted to the Participant effective as of the Date of Grant. Capitalized terms not defined in this Award Agreement or in the Grant Notice but defined in the Plan will have the same definitions as in the Plan.

1. Vesting; Settlement.

(a) Vesting. Subject to Sections 3(b) and (c), the RSUs will vest on the earlier of (i) December 15, 2022 or (ii) the date of the first regular annual meeting of stockholders of the Company following the Date of Grant (the earlier of such dates, the “Scheduled Vesting Date”). The actual date on which the RSUs vest pursuant to this Section 1 or Section 3(b) or (c) is referred to herein as the “Vesting Date”.

(b) Settlement. Subject to the provisions of this Award Agreement, promptly (and no later than 30 days) following the Vesting Date, the Participant will receive the Shares; provided that if the Participant elected to defer receipt of the Shares pursuant to the Company’s Non-Employee Director Compensation Policy, the Participant will receive the Shares on the date specified in the applicable election form. On such delivery, the Shares will be fully assignable, saleable and transferable by the Participant, provided that any such assignment, sale, transfer or other alienation with respect to such Shares will be in accordance with applicable securities laws.

2. Dividend Equivalents. Unless otherwise provided by the Committee, the Participant will not be eligible to receive dividend equivalents with respect to the RSUs unless and until the Participant becomes the record owner of the Shares underlying the RSUs, at which time accrued dividend equivalents will be paid pursuant to Section 9(d)(iii) of the Plan.

3. Termination of Service or Change in Control.

(a) Subject to Sections 3(b) and (c), if the Participant’s service with the Company terminates at any time prior to the Scheduled Vesting Date, the RSUs will be canceled without payment.

(b) If the Participant’s service with the Company terminates on account of death or Disability prior to the Scheduled Vesting Date, the RSUs will vest as of such termination.

(c) If a Change in Control occurs during the Participant’s service with the Company and prior to the Scheduled Vesting Date, the RSUs will vest as of immediately prior to such Change in Control.

4. Rights as a Stockholder. The Participant will have no voting rights with respect to the RSUs unless and until the Participant becomes the record owner of the Shares underlying the RSUs.

5. Taxes. The Participant will be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that the Participant incurs in connection with the receipt, vesting or settlement of the RSUs granted hereunder.

6. Clawback; Forfeiture; Detrimental Conduct. The RSUs will be subject to the clawback, forfeiture and detrimental conduct provisions set forth in Section 14(t) of the Plan.

7. Miscellaneous.

(a) Compliance with Legal Requirements. The granting of the RSUs, and any other obligations of the Company under this Award Agreement, will be subject to all applicable U.S. federal, state and local laws, rules and regulations, all applicable non-U.S. laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. The Participant agrees to take all steps that the Committee or the Company determines are reasonably necessary to comply with all applicable provisions of U.S. federal and state securities law and non-U.S. securities law in exercising the Participant’s rights under this Award Agreement.

(b) Transferability. The RSUs will be subject to the transfer restrictions set forth in Section 14(b) of the Plan.

(c) Participant’s Service Relationship. Nothing in this Award Agreement will confer on the Participant any right to continue the Participant’s service relationship with the Company or interfere in any way with the right of the Company or its stockholders to terminate the Participant’s service relationship with the Company or to increase or decrease the Participant’s compensation at any time. The grant of the RSUs is a one-time benefit and does not create any contractual or other right to receive any other grant of other Award under the Plan in the future. The grant of the RSUs does not form part of the Participant’s entitlement to compensation or benefits in terms of the Participant’s service relationship with the Company.

(d) Waiver. No amendment or modification of any provision of this Award Agreement will be effective unless signed in writing by or on behalf of the Company and the Participant, except that the Company may amend or modify this Award Agreement without the Participant’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Award Agreement. No waiver of any breach or condition of this Award Agreement will be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature. Any amendment or modification of or to any provision of this Award Agreement, or any waiver of any provision of this Award Agreement, will be effective only in the specific instance and for the specific purpose for which made or given.

(e) Section 409A. The RSUs are intended to comply with, or be exempt from, the requirements of Section 409A of the Code, and the provisions of this Award Agreement will be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and this Award Agreement will be operated accordingly. If any provision of this Award Agreement or any term or condition of the RSUs would otherwise conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict. Notwithstanding anything else in this Award Agreement, if the Committee considers a Participant to be a “specified employee” under Section 409A of the Code at the time of such Participant’s “separation from service” (as defined in Section 409A of the Code), and the amount hereunder is “deferred compensation” subject to Section 409A of the Code, any distribution that otherwise would be made to the Participant with respect to the RSUs as a result of such separation from service will not be made until the date that is six months after such separation from service, except to the extent that earlier distribution would not result in the Participant’s incurring interest or additional tax under Section 409A of the Code. If the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Participant’s right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment. Notwithstanding the foregoing, the tax treatment of the benefits provided under this Award Agreement is not warranted or guaranteed, and in no event will the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.

(f) General Assets. All amounts credited in respect of the RSUs to the book-entry account under this Award Agreement will continue for all purposes to be part of the general assets of the Company. The Participant’s interest in such account will make the Participant only a general, unsecured creditor of the Company.

(g) Notices. All notices, requests and other communications under this Award Agreement will be in writing and will be delivered in person (by courier or otherwise), mailed by certified or registered mail, return receipt requested to the contact details below. The parties may use e-mail delivery, so long as the message is clearly marked, sent to the e-mail address(es) set forth below.

if to the Company, to:

Bowlero Corp.
Attention: Chief Legal Officer __________
7313 Bell Creek Road

Mechanicsville, VA 23111

if to the Participant, to the address, facsimile number or e-mail address that the Participant most recently provided to the Company, or to such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto.

(h) Severability. The invalidity or unenforceability of any provision of this Award Agreement will not affect the validity or enforceability of any other provision of this Award Agreement, and each other provision of this Award Agreement will be severable and enforceable to the extent permitted by law.

(i) Successors. The terms of this Award Agreement will be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

(j) Entire Agreement. The Participant acknowledges receipt of a copy of the Plan and represents that the Participant is familiar with the terms and provisions thereof (and has had an opportunity to consult counsel regarding the RSU terms), and hereby accepts the grant of RSUs and agrees to be bound by the contractual terms as set forth herein and in the Plan. The Participant acknowledges and agrees that the grant of the RSUs constitutes additional consideration to the Participant for the Participant’s continued and future compliance with any restrictive covenants in favor of the Company by which the Participant is otherwise bound. The Participant hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee regarding any questions relating to the RSUs. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of this Award Agreement, the Plan terms and provisions will prevail. This Award Agreement, including the Plan, constitutes the entire agreement between the Participant and the Company on the subject matter hereof and supersedes all proposals, written or oral, and all other communications between the parties relating to such subject matter.

(k) Governing Law. This Award Agreement will be construed and interpreted in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware.

(l) Electronic Signature and Delivery. This Award Agreement may be accepted by return signature or by electronic confirmation. By accepting this Award Agreement, the Participant consents to the electronic delivery of prospectuses, annual reports and other information required to be delivered by U.S. Securities and Exchange Commission rules (which consent may be revoked in writing by the Participant at any time upon three business days’ notice to the Company, in which case subsequent prospectuses, annual reports and other information will be delivered in hard copy to the Participant).

(m) Electronic Participation in Plan. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

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